                                    FORM OF
                          EXPENSE LIMITATION AGREEMENT


         THIS EXPENSE LIMITATION AGREEMENT is made as of the 1st day of August, 1999 by and between BT ALEX. BROWN CASH RESERVE, INC., a Maryland corporation (the "Fund"), and INVESTMENT COMPANY CAPITAL CORP., a Maryland corporation (the "Advisor"), with respect to the following:

         WHEREAS, the Advisor serves as the investment advisor to the Fund's Treasury Series pursuant to an Investment Advisory Agreement dated _______________, 1999; and

         WHEREAS, the Advisor has voluntarily agreed to waive its fees for the Treasury Series by 0.05%; and

         WHEREAS, the Fund and the Advisor desire to formalize this voluntary fee waiver arrangement for a one year period beginning on August 1, 1999 and ending on July 31, 2000.

         NOW THERETOFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

         1. The Advisor agrees to waive its fees for the Treasury Series by 0.05% for a one year period from August 1, 1999 to July 31, 2000.

         2. Upon the termination of the Investment Advisory Agreement this Agreement shall automatically terminate.

         3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


[SEAL]


                                                BT ALEX. BROWN CASH RESERVE
                                                FUND, INC.

Attest:/s/                                      By: /s/
       ----------------                             ---------------
                                                By: Harry Woolf
                                                Title: President



                                                INVESTMENT COMPANY CAPITAL
                                                CORP.

Attest:/s/                                      By:/s/
       ----------------                           ----------------------------
                                                By: Edward J. Veilleux
                                                Title: Executive Vice President